Exhibit 5.1

Jason L. Kent

+1 858 550 6044

jkent@cooley.com

August 28, 2019

Mirum Pharmaceuticals, Inc.

950 Tower Lane, Suite 1050

Foster City, California 94404

Ladies and Gentlemen:

We have represented Mirum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 4,979,255 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 3,077,812 shares of Common Stock (the “Prior Plan Shares”) issuable pursuant to the Company’s 2018 Equity Incentive Plan (the “Prior Plan”), (ii) 1,401,443 shares of Common Stock (the “2019 Plan Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), and (iii) 500,000 shares of Common Stock (together with the Prior Plan Shares and the 2019 Plan Shares, the “Shares”) issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (together with the Prior Plan and the 2019 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectuses, (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (iii) the Plans, and (iv) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents, other than by the Company, where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and related prospectuses, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

August 28, 2019

Page Two

Sincerely,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com